Execution version

AMENDMENT TO SEPARATION AND DISTRIBUTION AGREEMENT
This Amendment (this “Amendment”) is made and entered into as of April 8, 2022, by and among AT&T Inc. (“Remainco”), Magallanes, Inc. (“Spinco”) and Discovery, Inc. (“RMT Partner”). Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Separation and Distribution Agreement (as defined below).
R E C I T A L S
WHEREAS, the parties to this Amendment previously entered into that certain Separation and Distribution Agreement, dated May 17, 2021 (as amended or otherwise modified from time to time, the “Separation and Distribution Agreement”);
WHEREAS, as of the date of this Amendment, Remainco and RMT Partner have not received authorization from the Federal Economic Competition Commission (“COFECE”) or the Federal Institute of Telecommunications (“IFT,” together with COFECE, the “Mexican Antitrust Authorities”) with respect to Remainco’s Conveyance (as defined in the Conveyance Agreement) of those certain Spinco Assets and Assumption of those certain Spinco Assumed Liabilities, as the case may be, that comprise the WM Mexico Business in the manner described in the Separation and Distribution Agreement (the “Mexico Regulatory Approvals”);
WHEREAS, as a result of the Mexico Regulatory Approvals having not been received as of the date hereof, the WM Mexico Business will be retained by Remainco from and following the Closing Date and, subject to the terms and conditions of the Repurchase Agreement, decision-making power in respect of the operations of the WM Mexico Business will be held by Remainco until receipt of the Mexico Regulatory Approvals;
WHEREAS, certain seller entities party thereto and WM Mexico Holdco, LLC (“WM Mexico Holdco”) entered into that certain Conveyance Agreement, dated March 25, 2022 (“Mexico Conveyance Agreement”), pursuant to which WM Mexico Holdco will acquire all of the issued and outstanding membership interests in the direct parent companies of the WM Mexico Entities;
WHEREAS, contemporaneously with the execution of the Mexico Conveyance Agreement, Remainco, RMT Partner, Spinco and, solely for the purposes of Section 4.12 thereof, Merger Sub entered into that certain Membership Interest Purchase Agreement (“Repurchase Agreement, together with the Mexico Conveyance Agreement, the “Mexico Transaction Documents”), pursuant to which, among other things, Spinco will acquire all of the issued and outstanding membership interests in WM Mexico Holdco within eighteen (18) months of the Mexico Conveyance Closing Date, conditioned upon receipt of the Mexico Regulatory Approvals, among other things; and
WHEREAS, the parties to this Amendment now desire to amend the Separation and Distribution Agreement and make certain additional agreements related thereto in accordance with the terms and conditions set forth herein and therein.
NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the parties hereto, intending to be legally bound, hereby agree as set forth herein:
1.Transfer of Mexico Transferred Assets and Assumption of WM Mexico Assumed Liabilities.

(a) Section 1.1(a)(i) of the Separation and Distribution Agreement is hereby amended by adding the following proviso at the end of the provision:
“; provided that, notwithstanding anything to the contrary set forth herein, Remainco will Transfer (or will cause each of its applicable Subsidiaries to Transfer) to Spinco or the applicable member(s) of the Spinco Group those Spinco Transferred Assets that form a part of the WM Mexico Business (“Mexico Transferred Assets”) at the time of the Repurchase Transactions Closing.”
(b) Section 1.1(a)(ii) of the Separation and Distribution Agreement is hereby amended by adding the following proviso at the end of the provision:
“; provided that, notwithstanding anything to the contrary set forth herein, Spinco shall Assume the WM Mexico Assumed Liabilities at the time of the Repurchase Transactions Closing.”
(c) The first sentence of Section 1.1(d) of the Separation and Distribution Agreement is hereby amended by adding the following language, indicated by bold and underline:
“In furtherance of the Transfer of Spinco Transferred Assets and the Assumption of Spinco Assumed Liabilities provided for in Section 1.1(a)(i) and Section 1.1(a)(ii), (x) solely for purposes of the furtherance of the Transfer of the Mexico Transferred Assets and the Assumption of the WM Mexico Assumed Liabilities, at the time of the Repurchase Transactions Closing and (y) for purposes of all other Spinco Assets and Spinco Assumed Liabilities other than those identified in the preceding clause (x), on or prior to the Spinco Distribution Date (and, in each case of clause (x) and (y), thereafter in accordance with, and subject to the terms and restrictions of, Section 1.8) : . . . ”
(d) The fifth sentence of Section 1.1(f) of the Separation and Distribution Agreement is hereby amended by adding the following language, indicated by bold and underline:
“Prior to the Spinco Distribution (and solely for purposes of Consents required in connection with the Restructuring Transactions, the Conveyance Transactions and the Repurchase Transactions, prior to the Repurchase Transactions Closing), Remainco shall keep RMT Partner reasonably informed and furnish RMT Partner with information relating to the Consents on a reasonably current basis.”
1.Intergroup Accounts; Intercompany Accounts. Section 1.5 of the Separation and Distribution Agreement is hereby amended by adding the following sentence at the end of the provision:
“Notwithstanding anything to the contrary set forth herein, “Intergroup Accounts” (a) shall not include any intercompany receivables, payables, loans and balances between WM Mexico Holdco, any Conveyed Entity, any WM Mexico Entity or any of their respective Subsidiaries, on the one hand, and any other member of the Spinco Group, on the other hand and (b) subject to Section 4 of the SDA Amendment, shall include any intercompany receivables, payables, loans and balances between WM Mexico Holdco, any Conveyed Entity, any WM Mexico Entity or any of their respective Subsidiaries, on the one hand, and any other member of the Remainco Group, on the other hand.”
2.Intergroup Contracts. Section 1.6(a) of the Separation and Distribution Agreement is hereby amended by adding the following sentence at the end of the provision:

“Notwithstanding anything to the contrary set forth herein, “Intergroup Contracts” (a) shall not include any Contracts, arrangements, course of dealings or understandings between or among WM Mexico Holdco, any Conveyed Entity, any WM Mexico Entity or any of their respective Subsidiaries, on the one hand, and any member of the Spinco Group, on the other hand and (b) subject to Section 4 of the SDA Amendment, shall include any Contracts, arrangements, course of dealings or understandings between or among WM Mexico Holdco, any Conveyed Entity, any WM Mexico Entity or any of their respective Subsidiaries, on the one hand, and any other member of the Remainco Group, on the other hand (other than the Repurchase Agreement, the Mexico Conveyance Agreement and any other agreements expressly contemplated thereby including the agreed services and transition services arrangements).”
3.Other Agreements. The Parties agree that for purposes of WM Mexico Holdco, any Conveyed Entity, any WM Mexico Entity or any of their respective Subsidiaries, Mexico Transferred Assets and WM Mexico Assumed Liabilities, (a) any obligations of the Parties which were applicable prior to the Spinco Distribution set forth in Section 4.2 (Separation of Information) and, solely for purposes of those items set forth on Schedule I attached hereto, each of Section 1.5 (Intergroup Accounts; Intercompany Accounts) and Section 1.6(a) (Intergroup Contracts) of the Separation and Distribution Agreement shall continue to apply until immediately prior to or effective as of the Repurchase Transactions Closing and (b) any obligations of the Parties applicable from and/or following the Spinco Distribution set forth in Section 1.1(f) (Transfer of Assets and Assumption of Liabilities), Section 1.4 (Commingled Contracts; Dual-Use Contracts; Certain Transferred Contracts), Sections 1.7(b) and 1.7(c) (Nonassignability of Assets), Section 4.2 (Separation of Information) and, solely for purposes of those items set forth on Schedule I attached hereto, each of Section 1.5 (Intergroup Accounts; Intercompany Accounts) and Section 1.6(a) (Intergroup Contracts) of the Separation and Distribution Agreement shall so apply only from and following the Repurchase Transactions Closing. The rights and obligations under Section 1.8 (Wrong Pockets) and Section 1.11 (Novation of Liabilities) of the Separation and Distribution Agreement shall apply to WM Mexico Holdco, the Conveyed Entities, the WM Mexico Entities and their Subsidiaries as being a part of the Spinco Group from and after the Spinco Distribution with respect to the WM Mexico Business, and any Transfer and Assumption in accordance therewith of any Mexico Transferred Assets and WM Mexico Assumed Liabilities, as the case may be, will be to WM Mexico Holdco and its Subsidiaries. Other than with respect to the obligations of Remainco (1) set forth in Section 4.1 (Auditors and Audits; Annual and Quarterly Financial Statements and Accounting), Section 4.2 (Separation of Information) and Section 6.2(b) (Provision of Corporate Records) and (2) set forth in this Amendment, solely for purposes of determining the obligations of Remainco and any of its Affiliates under the Separation and Distribution Agreement prior to the Repurchase Transactions Closing, none of WM Mexico Holdco, any Conveyed Entity, any WM Mexico Entity or any of their respective Subsidiaries shall be deemed to be a member of the Remainco Group. For the avoidance of doubt, from and following the Repurchase Transactions Closing, WM Mexico Holdco, the Conveyed Entities, the WM Mexico Entities and their respective Subsidiaries shall be considered members of the Spinco Group.
4.Insurance.
(e) The first sentence of Section 8.1(b) of the Separation and Distribution Agreement is hereby amended by the following language, indicated by bold and underline:
“For any claim asserted against any member of Spinco Group after the Spinco Distribution (or, with respect to WM Mexico Holdco, any Conveyed Entity, any WM Mexico Entity or any of their respective Subsidiaries, after the Repurchase Transactions Closing), each member of the Spinco Group may access coverage under any occurrence-based Insurance Policies of the Remainco Group in place prior to the Spinco Distribution under which any member of the Spinco Group is insured (or, with respect to WM Mexico Holdco, any Conveyed Entity, any WM Mexico Entity or any of their respective Subsidiaries, prior to the Repurchase Transactions Closing) . . .”
(f) Section 8.1 of the Separation and Distribution Agreement is hereby amended by the following language as a newly added paragraph (d):
“(d) To the extent that any insurance coverage of the Remainco Group is accessed by WM Mexico Holdco, any Covered Entity, any WM Mexico Entity or any of their respective Subsidiaries after the Spinco Distribution Date but prior to the Repurchase Transactions Closing (a “Mexico Claim”), the applicable member or members of the WM Mexico Group shall be responsible for the satisfaction or payment of any applicable retention, deductible or retrospective premium with respect to any Mexico Claim and shall reimburse to the Remainco Group all reasonable out-of-pocket costs and expenses incurred in connection with such claims. In the event that a Mexico Claim relates to the same occurrence for which any member of the Remainco Group is seeking coverage under an Insurance Policy, (i) where the limits under an applicable Insurance Policy are not sufficient to fund all covered claims of the applicable member or members of the WM Mexico Group and the Remainco Group (other than the WM Mexico Group), amounts due under such Insurance Policy shall be paid to the respective Persons in proportion to the amounts that otherwise would be due were the limits of liability infinite and (ii) any applicable retention or deductible amounts shall be allocated among the parties in the same proportion. For the avoidance of doubt, any Liabilities involving or related to Mexico Claims that are in excess of insurance coverage therefor (net of any retention amounts, recovery costs, retrospective premium, increases in premium and related deductible payable in connection therewith) under applicable Insurance Policies shall not be by virtue of this Section 8.1 the responsibility of any member of the Remainco Group (other than, for this purpose, the WM Mexico Group).”
(g) Notwithstanding any other provision of the Separation and Distribution Agreement, the Repurchase Agreement and the Conveyance Agreement, from and after the Spinco Distribution and until the Repurchase Transactions Closing, the WM Mexico Business shall continue to be insured in the ordinary course under the insurance policies of the Remainco Group, and the WM Mexico Business shall have recourse to such policies to the extent of losses occurring prior to the Repurchase Transactions Closing.
5.Further Assurances. The phrase “the Spinco Distribution and the transactions contemplated by the Ancillary Agreements” in Section 1.9 of the Separation and Distribution Agreement shall be amended and replaced with “the Spinco Distribution and the transactions contemplated by the Ancillary Agreements and the Mexico Transaction Documents”.
6.Release of Claims. The Parties agree that for purposes of Liabilities related to, resulting from or arising out of the WM Mexico Business only, the terms of Section 5.1 of the Separation and Distribution Agreement shall not apply until the Repurchase Transactions Closing.
7.Indemnification by Spinco and RMT Partner. Section 5.3 of the Separation and Distribution Agreement is hereby amended by adding the following sentence at the end of the provision:
“Notwithstanding anything to the contrary set forth herein, for the purposes of assessing Remainco Indemnitees’ rights under this Section 5.3, (1) from and following the Closing, RMT Partner, Spinco and its and their respective Affiliates shall indemnify, defend and hold harmless the Remainco Indemnitees from and against any and all Indemnifiable Losses of the Remainco Indemnitees to the extent relating to WM Mexico Business, the Mexico Transferred Assets and the WM Mexico Assumed Liabilities incurred by any Remainco Indemnitees from and following Closing, excluding (x) the Regulatory Expenses and (y) any Indemnifiable Losses to the extent resulting from or arising out of any material and intentional breach of Remainco’s obligations under the Repurchase Agreement and (2) from and after the Repurchase Transactions Closing, the Parties shall treat the WM Mexico Business, the Mexico Transferred Assets and the Mexico Assumed Liabilities as if they were Transferred to or Assumed by Spinco or members of the Spinco Group, as the case may be, as of the Spinco Distribution Date and prior to the Spinco Distribution.”
8.Interpretations and Construction. Section 9.18 of the Separation and Distribution Agreement is hereby amended by adding the following as a newly added clause (l):
“(l)    Except as otherwise expressly provided herein, any reference in this Agreement to an agreement or instrument means such agreement or instrument as from time to time amended, supplemented or otherwise modified, including by waiver or consent.”
9.Definitions.
(h) Annex A to the Separation and Distribution Agreement is hereby amended to include the following definitions:
“Conveyance Transactions” means the transactions contemplated by the Mexico Conveyance Agreement.
“COFECE” has the meaning set forth in the Recitals to the Amendment.
“IFT” has the meaning set forth in the Recitals to Amendment.
“Mexican Antitrust Authorities” has the meaning set forth in the Recitals to the Amendment.
“Mexico Claim” has the meaning set forth in Section 8.1(d).
“Mexico Conveyance” has the meaning set forth in the Mexico Conveyance Agreement.
“Mexico Conveyance Agreement” has the meaning set forth in the Recitals to the Amendment.
“Mexico Conveyance Closing” has the meaning set forth in the Mexico Conveyance Agreement.
“Mexico Conveyance Closing Date” has the meaning set forth in the Mexico Conveyance Agreement.
“Mexico Regulatory Authorities” has the meaning set forth in the Recitals to the Amendment.
“Mexico Transaction Documents” has the meaning set forth in the Recitals to the Amendment.
“Mexico Transferred Assets” has the meaning set forth in Section 1.1(a)(i).
“Regulatory Expenses” has the meaning set forth in the Repurchase Agreement.
“Repurchase Agreement” has the meaning set forth in the Recitals to the Amendment.
“Repurchase Transactions” has the meaning set forth in the Repurchase Agreement.

“Repurchase Transactions Closing” has the meaning set forth in the Repurchase Agreement.
“Restructuring Transactions” has the meaning set forth in the Mexico Conveyance Agreement.
“SDA Amendment” means that certain Amendment to this Agreement, dated as of April 8, 2022.
“WM Mexico Assumed Liabilities” means the Spinco Assumed Liabilities to the extent related to or arising out of the WM Mexico Business.
“WM Mexico Business” has the meaning set forth in the Mexico Conveyance Agreement.
“WM Mexico Group” means WM Mexico Holdco and its Subsidiaries, including the WM Mexico Entities.
“WM Mexico Entity” has the meaning set forth in the Mexico Conveyance Agreement.
“WM Mexico Holdco” has the meaning set forth in the Recitals to the Amendment.
(i) The definition of “Spinco Designated Transaction Expenses” is hereby amended to include the following as a newly added clause (e):
“(e) any and all out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, experts and consultants) actually incurred or accrued, following the Effective Time (as defined in the Merger Agreement) but at or prior to the Repurchase Transactions Closing, by any member of the Remainco Group or for which it or they are liable in connection with or related to the transactions contemplated by the Mexico Conveyance Agreement or the Repurchase Agreement, excluding Regulatory Expenses.”
(j) The definition of “Spinco Cash” is hereby amended by adding the following language, indicated by bold and underline:
“Spinco Cash” shall mean the amount equal to (a) the aggregate amount of Cash and Cash Equivalents of the members of the Spinco Group (including WM Mexico Holdco, any Conveyed Entity, any WM Mexico Entity or any of their respective Subsidiaries) as determined on a combined basis as of immediately prior to the Spinco Distribution, prior to giving effect to the Spinco Special Cash Payment, calculated in accordance with the Accounting Principles minus (b) the proceeds of the Spinco Debt Financing (other than Spinco Debt Securities).
(k) The definition of “Spinco Indebtedness” is hereby amended by adding the following language, indicated by bold and underline:
“Spinco Indebtedness” shall mean the aggregate amount of outstanding Indebtedness of the Spinco Group (including WM Mexico Holdco, any Conveyed Entity, any WM Mexico Entity or any of their respective Subsidiaries), as of the time immediately preceding the Spinco Distribution, calculated in accordance with the Accounting Principles (provided that such amount shall not include or reflect any Indebtedness pursuant to the Spinco Debt Financing and any costs, fees and expenses in connection therewith (including the Commitment Fees) or as otherwise contemplated to be incurred by the Spinco Group at the Spinco Distribution pursuant to this Agreement).
(l) The definition of “Net Working Capital” is hereby amended by adding the following language, indicated by bold and underline:

“Net Working Capital” shall mean the amount equal to, as of immediately prior to the Spinco Distribution, the difference between Current Assets and Current Liabilities calculated in accordance with the Accounting Principles of the members of the Spinco Group (including WM Mexico Holdco, any Conveyed Entity, any WM Mexico Entity or any of their respective Subsidiaries) on a consolidated basis as of immediately prior to the Spinco Distribution and excluding all Intergroup Accounts (to the extent not settled as of the Reference Time), Indebtedness and Spinco Designated Transaction Expenses.
1.Except as specifically provided in this Amendment, the Separation and Distribution Agreement shall remain in full force and effect. This Amendment is limited precisely as drafted and shall not constitute a modification, acceptance or waiver of any other provision of the Separation and Distribution Agreement.
2.Further Assurances. On the terms and subject to the conditions set forth herein, from time to time on and after of this Amendment, each Party agrees to use commercially reasonable efforts to promptly execute, acknowledge and deliver, and to cause its and their respective Affiliates to promptly execute, acknowledge and deliver, any assurances, documents or instruments reasonably necessary to effectuate the purposes of this Amendment and carry out the terms hereof. The Parties further agree to negotiate in good faith to amend, supplement or otherwise modify the terms of the Separation and Distribution Agreement to the extent necessary to preserve the original intent of this Amendment in light of changes or developments with respect to the Repurchase Transactions.
3.Article VII (Dispute Resolution) and Sections 9.3 (Modification or Amendment; Waiver), 9.4 (Counterparts), 9.5 (Governing Law and Venue; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury), 9.6 (Specific Performance), 9.14 (Severability) and 9.18 (Interpretation and Construction) of the Separation and Distribution Agreement are hereby incorporated herein by reference, mutatis mutandis.
[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.

AT&T INC.

By:_/s/ Stephen A. McGaw__________
Name: Stephen A. McGaw
Title: Senior Vice President, Corporate
Strategy and Development

MAGALLANES, INC.

By: _/s/ Stephen A. McGaw__________
Name: Stephen A. McGaw
Title: President

DISCOVERY, INC.

By:_/s/ Bruce Campbell_____________
Name: Bruce Campbell
Title: Chief Development, Distribution
& Legal Officer

[Signature Page to Amendment to Separation and Distribution Agreement]

SCHEDULE I

Intergroup Contracts and Intergroup Accounts